                                  EXHIBIT 10.25

                                 SHARED SAVINGS

THIS ENERGY SERVICE AGREEMENT (hereinafter, "Agreement") is made and entered into as of The 20 day of December, 1999, by and between, WISCONSIN POWER & LIGHT COMPANY, having its principal offices at P.O. Box 8880, Madison, Wisconsin 53704-8880 (hereinafter, "Utility"), and PENDA CORPORATION, a FLORIDA corporation having its principal offices at Portage, Wisconsin (hereinafter, "Client"), relating to property owned by Client at 2400 WISCONSIN AVE., PORTAGE, Wisconsin, 53901 (hereinafter, "Premises", which are more particularly described in Part I of Schedule A attached hereto).

            IT IS AGREED AS FOLLOWS:

SECTION 1. PURPOSES OF AGREEMENT

The purposes of this Agreement and the actions of the parties in pursuit thereof are:

          a. To accurately identify and agree upon certain baseline information concerning the energy consumption characteristics of the Premises (hereinafter, "Baseline Energy Consumption");

          b. To designate certain equipment (hereinafter, "Equipment") which, installed on the Premises in lieu of Equipment formerly used by Client, is estimated by Utility to reduce Client's annual energy consumption below Baseline Energy Consumption ("Energy Savings") thereby providing an estimated level of savings to Client; and

          C. To set forth the obligation of the Utility to fund the acquisition and installation of the Equipment in exchange for the promise by client to share a portion of the value of the Energy Savings ("Shared Savings") with Utility by paying such amount to Utility along with payment of Client's regular bill for utility service.

SECTION 2. BASELINE ENERGY CONSUMPTION

Client and Utility have to their mutual satisfaction analyzed the historic and present operating practices of Client (hereinafter, "Baseline Operating Practices") and the corresponding energy consumption characteristics of the Premises and agree that the Baseline Energy Consumption on all (or a specified portion, as the case may be) of the Premises for the purposes of this Agreement shall be as set forth in Part 11 of Schedule A. The parties intend that such Baseline Energy Consumption shall be conclusive and, except for material error or misrepresentation with respect to the Baseline Operating Practices, each hereby waives any objections to same, whether now existing or hereafter arising.

SECTION 3. EQUIPMENT PURCHASE, INSTALLATION, OPERATION AND MAINTENANCE
Within a reasonable period of time after the execution of this Agreement:
          a. Client has purchased the Equipment specified in Part I of Schedule B hereof and arranged for installation of the Equipment at the Premises.
          b. Client shall be responsible for obtaining all governmental permits, consents and authorizations necessary for installation of the Equipment, and Utility shall use its best efforts to assist Client in obtaining such permits, consents and authorizations.



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

As part of the initial installation and continuing thereafter, Client shall provide Utility with mutually satisfactory access to the Premises for the inspection of the Equipment, and with free and reasonable access to lights, heat, power, water, and the like necessary for such inspection and any associated submetering.

Client shall have exclusive responsibility for the operation and maintenance of the Equipment in accordance with all manufacturer specifications and recommendations and with such additional standards and procedures as may be set forth in Part 11 of Schedule B. All costs and expenses incurred in connection with the operation and maintenance of the Equipment shall be the sole responsibility of Client. Client shall be solely responsible for enforcing any manufacturer's warranties which accompany the Equipment and shall enforce such warranties on its own or upon Utility's request.

SECTION 4. RISK OF LOSS

Client hereby assumes all risks of loss or damage to the Equipment while such Equipment is in their care, custody or control. Client shall notify Utility within 10 days of any loss or damage to the Equipment and shall keep Utility informed of all developments regarding insurance rights and recoveries. Should the Equipment be deemed a total loss or Client decides not to complete repairs, Client shall to pay to Utility the Termination Value specified in Schedule C hereto.

SECTION 5. INSURANCE

The Client shall provide, maintain, and pay for commercial general liability insurance with limits of at least $1,000,000 per occurrence so as to comply with
Section 14. Indemnification. Client shall also provide, maintain, and pay for all risk property insurance with a minimum limit of the Termination Value of this Agreement as specified in Schedule C hereto. In the event of any loss or damage to the Equipment, the proceeds of insurance covering the Equipment shall be applied toward the replacement, restoration, or repair of the Equipment in accordance with Section 4. Risk of Loss. This insurance must be in effect from the time that the first item of Equipment is delivered to the Client until the end of the term. Each policy must contain the insurer's agreement to give thirty
(30) days written notice to Utility before cancellation or non-renewal of the required insurance.

The Client agrees to provide certificates of insurance as evidence of the required coverage to Utility. Failure of Utility to enforce the minimum insurance requirements listed above shall not relieve Client of responsibility for maintaining these coverages.


SECTION 6. DISCLAIMER OF WARRANTIES

UTILITY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE CONDITION OR PERFORMANCE OF THE EQUIPMENT, AND SPECIFICALLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

SECTION 7. COMMENCEMENT DATE AND TERM

The "Commencement Date" shall be the first day of the first Billing Period beginning after the date of this Agreement. The "Term" of this Agreement shall begin on the date set forth on page one hereof and shall run continuously from such date (unless this Agreement shall have been terminated by the parties at an earlier date pursuant to the terms hereof) until the fifth (5th) anniversary of the Commencement Date.

"Billing Period" shall mean any period of approximately one month's duration coincident with the normal billing cycle between Utility and Client, and "Annual Billing Period" shall mean a series of twelve (12) consecutive Billing Periods, the first of which shall begin with the Billing Period which first begins on or after the Commencement Date.

SECTION 8. COMPENSATION AND BILLING

Client agrees to pay Utility an amount equal to seventeen thousand one hundred sixty dollars ( $17,160) in each Billing Period during the Term of this Agreement following the Commencement Date, for a total of sixty (60) billing periods. The foregoing amount (the "Shared Savings") reflects a sharing by Client of the value of the Energy Savings estimated to be realized from the operation and use of the Equipment at the Premises as outlined in Schedule D with the present energy charge in effect under Utility's applicable Rate Schedule. The foregoing amount (the "Bright Ideas" labeled on bill) shall appear as a separate line item on Client's bill from Utility during each Billing Period, and shall be payable by Client upon the same terms and conditions as are applicable to the normal utility bill. The foregoing amount shall not vary due to change in Utility's rates, returns, or charges authorized by the Public Service Commission of Wisconsin. The foregoing amount is based upon an estimated cost for purchase and installation of the Equipment and will be modified by amendment to this Agreement to reflect the actual cost of such purchase and installation upon completion thereof.

                 The above monthly amount of seventeen thousand one hundred sixty dollars ($17,160) represents the principal amount of the Shared Savings plus simple interest at 3.0% per annum in arrears. The principal amount of the Shared Savings may be prepaid in whole or in part at any time without penalty. If the principal amount of the Shared Savings is prepaid in part, then the monthly amount to be paid will be recalculated over the balance of the Term of this Agreement.

SECTION 9. CONDITIONS BEYOND CONTROL OF UTILITY

If Utility shall be unable to carry out any of its obligations under this Agreement due to events beyond its control, including, without limitation, acts of God, governmental or judicial authority, insurrections, riots, labor disputes, labor or material shortages, fires, explosions, or floods, this Agreement shall remain in effect but Utility's obligations shall be suspended until the uncontrollable event terminates.

SECTION 10. REMEDIES UPON DEFAULT BY CLIENT

          a. Utility's Remedies. In the event Client fails to pay Utility its compensation when due, or any other Event of Default by Client occurs, (defined as a failure by Client to timely perform any of its obligations under this Agreement), Utility may, without an election of remedies:

                   1) disconnect all electric service to the Premises in accordance with the rules and regulations of the Utility as approved by the Public Service Commission of Wisconsin and in effect at the time of breach; and

                   2) declare the Termination Value specified in Schedule C immediately due and payable from Client and exercise all remedies available at law or at equity or



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

                            other appropriate proceedings including bringing an action or actions from time to time for recovery of amounts due and unpaid by Client, and/or for damages which shall include all costs and expenses reasonably incurred in exercise of its remedy (including reasonable attorney's fees), and/or for specific performance; or

                   3) without recourse to legal process, terminate this Agreement by delivery of a notice declaring termination, whereupon Utility may enter the Premises and dismantle and/or remove the Equipment from the Premises, without liability in any suit, action or other proceeding to Client or Lessor of Premises, if any, on account of such actions.

          b. Liquidated Damages. In the event Utility terminates this Agreement due to an Event of Default, at Utility's request Client shall pay to Utility, as liquidated damages, the Termination Value set forth in Schedule C, plus all costs and expenses reasonably incurred in exercise of its remedy, including reasonable attorney's fees.

          C. Termination. Utility may terminate this Agreement and declare the Termination Value specified in Schedule C immediately due and payable should:

                   1) Client cease use of the Equipment or the conduct of commercial operations at the premises, or

                   2) any creditor of Client commence legal proceedings against Client involving any debt or obligation of Client for which the Equipment is pledged as collateral, or

                   3) Client commence or have commenced against it any proceedings in bankruptcy, receivership or insolvency or make any assignment for the benefit of its creditors, or

                   4) Client cease to take or receive electric and/or natural gas service from Utility.

 SECTION 11. REMEDIES UPON DEFAULT BY UTILITY

 In the event of material default by Utility, Client shall have the following remedy:

          a. Terminate this Agreement by delivery of a Notice declaring termination, and paying the Termination Value indicated in Schedule C (less the cost of any future maintenance and energy related services included therein, as agreed to by the parties), whereupon Utility shall have no further rights, obligations or claims under this Agreement.



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

Client may terminate this agreement by paying the Termination Value indicated in Schedule C.

SECTION 12. ARBITRATION

Except as otherwise provided herein, any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, upon the request of either Client or Utility, shall be submitted to and settled by arbitration at the locality where the Premises are situated in conformance with rules of the American Arbitration Association then in effect. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court of any forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel. This Section 12 does not apply and shall not limit Utility's rights to seek redress in any forum in the event Utility seeks to invoke any of the provisions of Section 10 herein.

SECTION 13. ASSIGNMENT

Utility may (a) transfer or assign all or any part of its rights and obligations herein to any party, (b) pledge its rights hereunder to its creditors, or (c) utilize contractors and subcontractors, provided that any assignee or transferee agrees to honor the terms of this Agreement. Unless otherwise approved in writing, Client may not transfer or assign this Agreement and its rights and obligations herein. If such assignment is permitted, Client shall condition assignment on assignee assuming in writing all of Client's rights and obligations under this Agreement.

SECTION 14. INDEMNIFICATION

Client agrees to indemnify, defend and hold Utility harmless from any and all claims, actions, costs, expenses, damages and liabilities, including reasonable attorney's fees, and claims of third parties arising out of, connected with or resulting from Client's operation, installation, use, maintenance or repair of the Equipment, or from the negligence or misconduct of its employees or other agents in connection with their activities within the scope of this Agreement. However, Client shall not be obligated to indemnify Utility against claims, damages, expenses or liabilities solely to the extent such claims, damages, expenses or liabilities directly result from the negligence or willful misconduct of Utility or its employees or agents. The duty to indemnify will continue in full force and effect notwithstanding the expiration or early termination of this Agreement with respect to any claims based on facts or conditions which occurred prior to termination.

SECTION 15. MISCELLANEOUS

          a.                       This Agreement shall be governed by and
                           interpreted pursuant to the laws of the state of Wisconsin without regard to its conflict of law's provisions.

          b.                       This Agreement constitutes the entire
                           understanding and agreement between the parties, and supersedes any and all prior representations and agreements, whether written or oral between the parties as to the subject matter hereof. No wavier, alteration, consent or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by a duly authorized representative of all parties hereto bound.



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

      IN WITNESS WHEREOF and intending to be legally bound, the parties hereto subscribe their names to this instrument on the date first above written.

 ATTEST:                                    WISCONSIN POWER & LIGHT COMPANY
 /s/ Mark Mierdirk                          By /s/ Chuck Ashe
 -------------------------                    ------------------------------
                                            Title  Account Manager

 ATTEST:                                    PENDA CORPORATION
 /s/ Samuel Mostkoff                        By /s/ Leo E. Waner
 -------------------------                    ------------------------------
                                            Title  VP & CFO
                                                 ---------------------------



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



                                   SCHEDULE A
                                PENDA CORPORATION
                             DESCRIPTION OF PREMISES
                                     PART I
                                   DESCRIPTION

CITY OF PORTAGE PARCELS 2521 & 2536; COUNTY TAX ID #11271 CP02521.8 LOT 2 OF CS V.5P. 15331161 R331-303 R471-440; COUNTY TAX ID # 11271 CP02536 PRT OL 153 &
144, LOT 1 CS V.5P. 115 & 1123 EASE EXC R67-322 R 262 - 702



                                     PART II
                       ENERGY CONSUMPTION CHARACTERISTICS

              Historical Energy Consumption and Facility Operation
                      Floor area of facility: 300,000 s.f.


                                                  PERIOD #1                         PERIOD #2
                                            01/01/98 - 12/31/98
        ELECTRIC
        AVERAGE DEMAND (KW)                            6,746                             0
        INTERRUPT DEMAND (KW)                          4,500                             0
        ON-PEAK ENERGY (kWh)                      16,956,578                             0
        OFF-PEAK ENERGY (kWh)                     23,574,622                             0
        NATURAL GAS
        ENERGY (THERMS)                               28,000                             0
        OTHER FUELS
        OTHER FUEL 1                                       0                             0
        OTHER FUEL 2                                       0                             0
        FACILITY OPERATION
        HOURS OF OPERATION                             8,500                             0
        HEATING DEGREE DAYS                                0                             0
        % OCCUPANCY                                        0                             0
        PRODUCTION (UNITS/YEAR)                            0                             0
        PRODUCTION (UNITS/YEAR)                            0                             0
        PRODUCTION (UNITS/YEAR)                            0                             0


      COMMENTS:

                                   SCHEDULE B
                                PENDA CORPORATION





                                     PART I
                                   EQUIPMENT

Item      Description                    Manufacturer                  Model Number           Quantity
1.        #12 THERMOFORMER               BROWM S/N 13757.              R-244                         1
2.        #13 THERMOFORMER               BROWN S/N 13878               R-244-E                       1
3.        #4 THERMOFORMER                BROWN S/N 11164               R-244                         1







                                     PART 11
                       ADDITIONAL STANDARDS AND PROCEDURES

                                   SCHEDULE C
                                PENDA CORPORATION


                               TERMINATION VALUES



Billing                                      Billing                                     Billing
Period          Value                        Period          Value                       Period             Value
     1        955,000.00                        21        652,426.68                       41             334,359.94
     2        940,227.50                        22        636,897.75                       42             318,035.84
     3        925,418.07                        23        621,329.99                       43             301,670.93
     4        910,571.62                        24        605,723.31                       44             285,265.11
     5        895,688.05                        25        590,077.62                       45             268,818.27
     6        880,767.27                        26        574,392.81                       46             252,330.32
     7        865,809.19                        27        558,668.79                       47             235,801.15
     8        850,813.71                        28        542,905.46                       48             219,230.65
     9        835,780.74                        29        527,102.72                       49             202,618.73
    10        820,710.19                        30        511,260.48                       50             185,965.28
    11        805,601.97                        31        495,378.63                       51             169,270.19
    12        790,455.97                        32        479,457.08                       52             152,533.37
    13        775,272.11                        33        463,495.72                       53             135,754.70
    14        760,050.29                        34        447,494.46                       54             118,934.09
    15        744,790.42                        35        431,453.20                       55             102,071.43
    16        729,492.40                        36        415,371.83                       56              85,166.61
    17        714,156.13                        37        399,250.26                       57              68,219.53
    18        698,781.52                        38        383,088.39                       58              51,230.08
    19        683,368.47                        39        366,886.11                       59              34,198.16
    20        667,916.89                        40        350,643.33                       60              17,160.00

                                   SCHEDULE D
                                PENDA CORPORATION



CONTRACT: THERMOFORMER 12, 13, 4


This contract includes the following projects:

----------------------------------------------------------------------------------------------------------
                                               CUSTOMER's GROSS ANNUAL                       Project
                                                        SAVINGS                              Cost ($)
-------------------------------------------------------------------------------------------
PROJECT                                  Bill KW        kWh          Therms           $
----------------------------------------------------------------------------------------------------------
EFFICIENT THERMOFORMER 12                 178.00     1,260,193        28,578        73,399        911,000
----------------------------------------------------------------------------------------------------------
EFFICIENT THERMOFORMER 13                 178.00     1,260,193        28,578        73,399        911,000
----------------------------------------------------------------------------------------------------------
THERMOFORMER 4 ELE. UPGRAD                 80.00       120,000             0        12,435         12,000
----------------------------------------------------------------------------------------------------------
TOTAL                                     436.00     2,640,386        57,156       159,233      1,834,000
----------------------------------------------------------------------------------------------------------

                                    CONSENT

                                          Dated as of December 27, 1999



      The undersigned, Tri-Glas Corporation, an Alabama corporation, as Guarantor under the Subsidiaries Guaranty dated July 15, 1995 (the "Guaranty") in favor of the Agent, for its benefit and the benefit of the Lenders Parties party to the Credit Agreement referred to in the foregoing Amendment, hereby consents to such Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Guaranty to the "Credit Agreement", "thereunder", "thereof" or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment, and (b) the Collateral Documents to which such Grantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations
(in each case, as defined therein).

                                          TRI-GLAS CORPORATION

                                          By /s/ Samuel Mostkoff
                                             -------------------

                                          Title: Vice President
                                                 --------------